EXHIBIT 4.1


                                 AMENDMENT NO. 4
                                       TO
                                RIGHTS AGREEMENT
                          dated as of December 23, 1994
                                 by and between
                             HAWAIIAN AIRLINES, INC.
                                       and
                      CHEMICAL TRUST COMPANY OF CALIFORNIA
                                 as Rights Agent


         AMENDMENT NO. 4, dated as of August 28, 1998 (the "Amendment"), to the Rights Agreement, dated as of December 23, 1994, as amended (the "Agreement"), between Hawaiian Airlines, Inc., a Hawaii corporation (the "Company"), and Chemical Trust Company of California, which has been succeeded by ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent (the "Rights Agent"). Unless the context indicates to the contrary, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

         Pursuant to Section 27 of the Agreement, the Board of Directors of the Company may, from time to time, supplement or amend any provision of the Agreement in accordance with the provisions of such Section.

         This Amendment became effective on August 28, 1998, immediately upon its approval by the Board of Directors of the Company by resolution adopted at a meeting held on that date.

         Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         5. All references in the Agreement to "10% Ownership Date" and "10% Shareholder" are hereby deleted and the terms "Share Acquisition Date" and "Acquiring Person" are substituted therefor, respectively.

         6. Amendment to Section 1(hh). Section 1(hh) is hereby amended and restated in its entirety to read as follows:

         "(hh) "Acquiring Person" shall mean any Person that, together with all Affiliates and Associates of such Person, after December 23, 1994 becomes the Beneficial Owner of such number of Voting Shares of the Company as constitutes a percentage of the then outstanding Voting Shares that is equal to or greater than 15%; provided, however, that the term "Acquiring Person" shall not include: (i) an Exempt Person;
         (ii) a Grandfathered Acquiring Person or a person who is a direct transferee of Plan Distribution Shares from a Grandfathered Acquiring Person unless as a result of another acquisition, theretofore or thereafter consummated (regardless of whether such other acquisition is a transfer from a Grandfathered Acquiring Person), such transferee becomes the Beneficial

         Owner of at least 1% more than the percentage of outstanding Voting Shares transferred directly to the transferee by such Grandfathered Acquiring Person, (iii) any Person if such Person would not otherwise be an Acquiring Person but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self-tender offer of the Company, which plan or tender offer commenced on or after December 23, 1994, provided, however, that the term "Acquiring Person" shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (b) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding; (iv) Airline Investors Partnership, L.P., a Delaware limited partnership ("AIP"), as a result of its purchase of shares of Class A Common Stock pursuant to a Stock Purchase Agreement by and between the Company and AIP, dated as of December 8, 1995; or (v) any Person that the Board of Directors of the Company has determined is not an Acquiring Person, if such determination is prior to the tenth Business Day following the relevant Share Acquisition Date, provided that, following such determination by the Board of Directors of the Company, such Person shall be deemed to be an Acquiring Person upon a public announcement, by the Company or otherwise, including, without limitation, a report filed pursuant to
         Section 13(d) of the Exchange Act, that such Person has acquired any additional Voting Shares of the Company, if at such time such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding. In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a person for purposes of this subsection (hh), Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights (other than Rights), warrants or options shall not be deemed outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person that would otherwise be an Acquiring Person pursuant to the foregoing provisions of this Section 1(hh) and Section 1(b) hereof has become such inadvertently, and such Person (a) promptly notifies the Board of Directors (including, without limitation, through the filing of a report under Section 13(d) of the Exchange Act) of such status and (b) as promptly as practicable thereafter, either divests of a sufficient number of Voting Shares so that such Person would no longer be an Acquiring Person, or causes any other circumstance, such as the existence of an agreement respecting Voting Shares, to be eliminated such that such Person would no longer be an Acquiring Person as defined pursuant to this

         Section 1(hh) and 1(b), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement. Any determination made by the Board of Directors of the Company as to whether any Person is or is not an Acquiring Person shall be conclusive and binding upon all holders of Rights."

         7. Amendment to Section 3(a). Section 3(a) is hereby amended and restated in its entirety as follows:

         "(a) "Distribution Date" shall mean the date, after December 23, 1994, that is the earliest of (i) the tenth Business Day (or such later day as shall be designated by the Board of Directors of the Company) following the date of the commencement of, or the first public announcement of the intent of any Person, other than an Exempt Person, to commence a tender offer or exchange offer, the consummation of which would cause any Person to become an Acquiring Person, (ii) the tenth Business Day (or such later day as shall be designated by the Board of Directors of the Company) following the Share Acquisition Date, or
         (iii) the date of the first Section 13(a) Event."

         8. Amendment to Section 11(a)(ii). Section 11(a)(ii) is hereby amended and restated in its entirety to read as follows:

         "In the event that there is a Share Acquisition Date followed by a Distribution Date, then, and effective as of such Distribution Date, (a "Section 11(a)(ii) Event") proper provision shall be made so that except as provided in Section 7(d) hereof, each holder of a Right shall thereafter have the right to receive, upon the exercise thereof in accordance with the terms of this Agreement and payment of the then current Exercise Price, in lieu of the securities or other property otherwise purchasable upon such exercise, such number of Common Shares of the Company as shall equal the result obtained by multiplying the then current Exercise Price by the then number of one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and dividing that product by 50% of the Current Market Price (determined pursuant to Section 11(d) hereof) of a Common Share on the date of the first occurrence of the relevant Section 11(a)(ii) Event (such number of shares being hereinafter referred to as the "Adjustment Shares")."

         9. Amendment to Section 13(a). The first paragraph of Section 13(a) and
Section 13(a)(i) are hereby amended and restated in their entirety to read as follows:

         "(a) In the event that at any time on or after the Share Acquisition Date (a "Section 13(a) Event") directly or indirectly (except pursuant to a consolidation, merger or sale or transfer of assets or earnings power which is approved by the Board of Directors of the Company (with a specific resolution that this Section 13(a) is not to be applicable) and which does not involve an Acquiring Person or an Affiliate or Associate of an Acquiring Person or any other Person in which such Acquiring Person, Affiliate or Associate has any interest or any other Person acting directly or indirectly on behalf of or in association with any such Acquiring Person, Affiliate or Associate (such an approved transaction being referred to as an "Approved Section 13(a) Transaction")), (1) the Company shall consolidate with or merge with and into any other Person and the Company shall not be the continuing or surviving corporation in such consolidation or merger, (2) any Person shall consolidate with or merge with and into the Company and the Company shall be the continuing or surviving corporation in such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any Person or cash or any other property, or (3) the Company and/or any one or more of its Subsidiaries shall sell or otherwise transfer, in one or more transactions (other than transactions in the ordinary course of business), assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons other than the Company or one or more of its wholly owned Subsidiaries (such Person, together with the Persons described in clauses (1) and (2) above shall be collectively referred to in this Section 13 as the "Surviving Person"), then, and in each such case, proper provisions shall be made so that:

                  (i) except as provided in Section 7(d) hereof, each holder of a Right shall thereafter have the right to receive, upon the exercise thereof in accordance with the terms of this Agreement and payment of the then current Exercise Price, in lieu of the securities or other property otherwise purchasable upon such exercise, such number of validly authorized and issued, fully paid and nonassessable Common Shares of the Surviving Person as shall be equal to a fraction, the numerator of which is the product of the then current Exercise Price multiplied by the number of one- thousandths of a Preferred Share purchasable upon the exercise of one Right immediately prior to the first Section 13(a) Event (or, if the Distribution Date shall not have occurred prior to the date of such Section 13(a) Event, the number of one-thousandths of a Preferred Share that would have been so purchasable if the Distribution Date had occurred on the Business Day immediately preceding the date of such Section 13(a) Event, or, if a
                  Section 11(a)(ii) Event has occurred prior to such Section 13(a) Event, the product of the number of one-thousandths of a Preferred Share purchasable upon the exercise of a Right immediately prior to such Section 11(a)(ii) Event, multiplied by the Exercise Price in effect immediately prior to such
                  Section 11(a)(ii) Event), and the denominator of which is 50% of the Current Market Price per

                  Common Share of the Surviving Person on the date of consummation of such Section 13(a) Event;"

         10. Amendment to Section 23(a). Section 23(a) is hereby amended by deleting the phrase ", and the Company shall so redeem the Rights".

         11. Amendment to Section 24. Section 24(a) is hereby amended and restated in its entirety to read as follows:

         "(a) At any time after a Share Acquisition Date followed by a Distribution Date and prior to the first date thereafter upon which an Acquiring Person, together with all Affiliates and Associates of such Acquiring Person, shall be the Beneficial Owner of 50% or more of the Voting Shares then outstanding, the Board of Directors of the Company may, at its option, authorize and direct the exchange of all, but not less than all, of the then outstanding Rights for Common Shares at an exchange ratio (the "Exchange Ratio") per Right, equal to that number of Common Shares which, as of the date of the Board of Directors' action, has a current market price equal to the difference between the Exercise Price and the Current Market Price of the Common Shares that each holder of a Right would otherwise have the right to receive upon the exercise of a Right on such date."

         12. Amendment to Section 25. Section 25(b) is hereby amended and restated in its entirety to read as follows:

         "(b) Upon the occurrence of a Section 11(a)(ii) Event or a Section 13(a) Event, the Company shall as soon as practicable thereafter give to each holder of a Right Certificate and to the Rights Agent, in accordance with Section 26 hereof, a notice of the occurrence of such Event, specifying the event and the consequences of the Event to holders of Rights under Sections 11 and 13 hereof."

         13. Amendment to Section 26. Section 26 is hereby amended by deleting the addresses of the Company and the Rights Agent and substituting in lieu thereof the following:

                  Hawaiian Airlines, Inc.
                  3375 Koapaka Street, Suite G-350
                  Honolulu, HI 96819
                  Attention: Corporate Secretary

                  ChaseMellon Shareholder Services, L.L.C.
                  400 South Hope Street, 4th Floor
                  Los Angeles, CA 90071
                  Attention: Ian D. Gass, Assistant Vice President

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date above first written.


                                 HAWAIIAN AIRLINES, INC.


                                 By: /s/ Paul J. Casey
                                 ---------------------
                                 Name:  Paul J. Casey
                                 Title: President and Chief Executive Officer


                                 By: /s/ John L. Garibaldi
                                 -------------------------
                                 Name:  John L. Garibaldi
                                 Title: Executive Vice President and
                                        Chief Financial Officer


                                 CHASEMELLON SHAREHOLDER
                                 SERVICES, L.L.C.


                                 By: /s/ Ian D. Gass
                                 -------------------
                                 Name:  Ian D. Gass
                                 Title: Assistant Vice President